Exhibit 5.1

April 3, 2018

InterDigital, Inc.

200 Bellevue Parkway, Suite 300

Wilmington, DE 19809

Re:	Post-Effective Amendments to Registration Statements on Form S-8

Ladies and Gentlemen:

We have examined the Post-Effective Amendments to the Registration Statements on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 3, 2018 (the “Registration Statement Post-Effective Amendments”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 6,550,000 shares of common stock, par value $0.01, of InterDigital, Inc. (“Common Stock”), reserved for issuance pursuant to the InterDigital, Inc. 2017 Equity Incentive Plan, the InterDigital, Inc. 2009 Stock Incentive Plan, the InterDigital, Inc. Savings and Protection Plan and the InterDigital, Inc. Non-Qualified Stock Option Plan (the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the sale and issuance of the shares of Common Stock under the Plans (collectively, the “Shares”).

It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement Post-Effective Amendments and further consent to the use of our name wherever appearing in the Registration Statement Post-Effective Amendments and any subsequent amendment thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement Post-Effective Amendments, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation